Exhibit 99.1

For Immediate Release

March 16, 2005

Leesport Financial Corp. Chairman Resigns

Wyomissing, PA: Leesport Financial Corp (Nasdaq: FLPB) announced today the resignation of Raymond H. Melcher, Jr. as Chairman, President and Chief Executive Officer. Mr. Melcher resigned to pursue other interests.

Alfred J. Weber will assume the role of Chairman of the Board of Leesport Financial.  Mr. Weber is Leesport Financial’s lead independent director and President of Tweed-Weber, Inc, a strategic planning and marketing research firm in Reading, PA.  Andrew J. Kuzneski, Jr. , a current Leesport Financial independent director, will assume the role of Vice Chairman of the Board of Leesport Financial.  Mr. Kuzneski is President of  A. J. Kuzneski, Jr., Inc. an insurance agency in Indiana, PA.

Vito A. DeLisi, President of Madison Bank, a division of Leesport Bank, will assume the position of acting President and Chief Executive Officer of Leesport Financial Corp. and Leesport Bank and will be responsible for the day to day operations of the company.  Edward  C. Barrett will continue in his role as Chief Financial Officer for Leesport Financial Corp.  Prior to the acquisition of Madison Bancshares Group, LTD, parent company of Madison Bank, in October, 2004, Mr. DeLisi served as President and Chief Executive Officer of Madison Bank since its inception in 1988.

“Mr. Melcher joined Leesport Financial Corp in 1998 and over the years has been instrumental in helping us build a unique, diversified financial services company which has grown stronger and more competitive as we’ve adapted to changes in the financial services industry,” said Mr. Weber.  “We wish him well as he pursues other interests.”

Leesport Financial Corp. is a $877 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, trust services, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, Philadelphia, Bucks, and Lancaster Counties.

Leesport Financial Corp.

Leesport Bank

•                  Madison Bank

•                  Philadelphia Financial Mortgage

Leesport Realty Solutions

Leesport Wealth Management, LLC

Essick & Barr, LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  Madison Insurance Consultants

For additional information, contact:

Vito A. DeLisi

President and Chief Executive Officer

267-475-9153

215-793-5944

Paula M. Barron

Senior Vice President & Chief Marketing Officer

610-478-9922, ext. 246

Nasdaq - FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.